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                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Current Report on Form 8-K of Equity One, Inc. dated May 12, 2003 and the incorporation by reference in Registration Statement Nos. 333-98775 and 333-81216 of Equity One, Inc. on Form S-3 and in
Registration Statement Nos. 333-103368 and 333-99577 of Equity One, Inc. on
Form S-8, as amended, of our report dated February 12, 2003 relating to the financial statements of IRT Property Company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 144 and the merger on February 12, 2003 of IRT Property Company with and into Equity One, Inc.).

DELOITTE & TOUCHE LLP


Atlanta, Georgia
May 12, 2003